Exhibit 10.3

March 1, 2023

Francis Sarena

Re: Retention Bonus and Retention RSUs

Dear Francis:

We view your contribution as important as we evaluate and pursue potential strategic alternative transactions. To show our appreciation for your contribution to Apexigen and as a further incentive to your continued employment with the Company Group, Apexigen is entering into this letter agreement (this “Retention Agreement”) with you. Unless otherwise defined in this Retention Agreement, capitalized terms will have the meanings that are provided in Appendix A.

We will grant to you 150,000 Restricted Stock Units (as defined in the Plan) (the “Retention RSUs”), subject to approval by the Compensation Committee. Your Retention RSUs will be subject to the terms and conditions of the Plan, a restricted stock unit agreement between you and Apexigen and the vesting terms described in this Retention Agreement.

If you remain employed with Apexigen through the earlier of (i) the date of the signing of a definitive agreement for a closing of a reverse takeover transaction involving Apexigen, acquisition of Apexigen or other similar strategic transaction involving Apexigen (a “Strategic Transaction”) or (ii) June 30, 2023 (such earlier date, the “Initial Vesting Date”):

•
We will pay you $60,000 (the “Initial Cash Retention Award”) in a lump sum on or as soon as administratively practicable following the Initial Vesting Date (and in no event later than 30 days after the Initial Vesting Date); and
•
40% of your Retention RSUs shall vest on the Initial Vesting Date.

If you remain employed with Apexigen through the earlier of (i) the date of the closing of a Strategic Transaction or (ii) September 30, 2023 (such earlier date, the “Second Vesting Date” and, together with the Initial Vesting Date, a “Vesting Date”):

•
We will pay you $90,000 (together with the Initial Cash Retention Award, the “Cash Retention Award”) in a lump sum on or as soon as administratively practicable following the Second Vesting Date (and in no event later than 30 days after the Second Vesting Date); and
•
60% of your Retention RSUs shall vest on the Second Vesting Date (which, if the Second Vesting Date is the date of the closing of a Strategic Transaction, shall occur as of immediately prior to such closing).

Francis Sarena

March 1, 2023

If, prior to either Vesting Date, we terminate your employment for any reason other than for Cause or due to your death or disability (such a termination, a “Qualifying Termination”) and you satisfy the Severance Conditions, then (i) we will pay you any unpaid portion of the Cash Retention Award in a lump sum on the first payroll date after the date the Severance Conditions are satisfied and (ii) the unvested portion of your Retention RSUs shall fully vest upon satisfaction of the Severance Conditions. For the avoidance of doubt, if (i) your employment with Apexigen terminates prior to a Vesting Date for any reason other than a Qualifying Termination or (ii) you experience a Qualifying Termination prior to a Vesting Date but fail to satisfy the Severance Conditions, you will not be paid any then-unpaid Cash Retention Award, and your then-unvested Retention RSUs will not vest.

Nothing in this Retention Agreement confers any right to continued vesting or employment with Apexigen, and all of the current terms and conditions of your employment relationship with Apexigen will continue to apply. This Retention Agreement is not intended to change the at-will nature of your employment with Apexigen. You will be free to terminate your employment with Apexigen at any time and for any reason whatsoever simply by notifying us. Likewise, we will be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.

To indicate your acceptance of the terms of this Retention Agreement, please sign and date this Retention Agreement in the space provided below.

Sincerely,

Apexigen, Inc.

/s/ Xiaodong Yang

Xiaodong Yang

Chief Executive Officer

Accepted and agreed:

/s/ Francis Sarena

Francis Sarena

Date: 3/1/2023

Appendix A

Certain Definitions

“Apexigen” or “we” means Apexigen, Inc.

“Cause” means (i) the your conviction of, or plea of nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair your performance of your employment duties) or any crime involving fraud, embezzlement or any other act of moral turpitude; (ii) your intentional misconduct; (iii) your continued failure to materially perform your employment duties after you have received a written demand of performance from the applicable member of the Company Group that specifically sets forth the factual basis for the applicable Company Group member’s belief that you have not materially performed your duties; (iv) your commission of a material act of dishonesty, fraud, misrepresentation or any other illegal conduct to the detriment of any Company Group member; (v) your material breach of any written agreement or covenant with any Company Group member; (vi) your material failure or refusal to comply with the policies, standards and regulations established by the applicable Company Group member from time to time; (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company Group or its directors, officers, or employees, if any Company Group member has requested your cooperation; or (viii) the Company Group’s severe financial distress, whereby the Company Group is in the process of winding down its business and your employment with the Company Group is terminated in connection with such winding down.

“Company Group” means Apexigen or any of its subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board of Directors of Apexigen.

“Plan” means the 2022 Equity Incentive Plan of Apexigen.

“Severance Conditions” means (i) your executing and not revoking a release for the benefit of the Company Group, as may be amended from time to time upon advice of counsel (the “General Release”), (ii) such General Release becoming effective and irrevocable within 60 days following your termination of employment with the Company Group or such shorter period specified in the General Release (the “Release Deadline”), and (iii) your executing other related materials pertaining to your separation from the Company Group by the Release Deadline.